Exhibit 99.4

EMPLOYMENT AGREEMENT AMENDMENT

This Employment Agreement Amendment (this "Amendment"), dated April 24, 2007, is by and between Glowpoint, Inc., a Delaware corporation (hereinafter "Glowpoint"), and David W. Robinson (hereinafter "Employee"). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, Employee and Glowpoint entered into an Employment Agreement on May 1, 2006 (the “Employment Agreement”); and

WHEREAS, Employee was hired as Executive Vice President, General Counsel and the Company and Employee desire to amend the employment terms;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Vesting of Restricted Stock Upon a Change of Control or Corporate Transaction. Section 2.2(b) of the Employment Agreement is hereby amended to provide that the Restricted Stock shall automatically vest upon a Change in Control or Corporate Transaction, regardless of whether Employee is offered continued employment after such a Change in Control or Corporate Transaction. Therefore, the following provision is deleted from Section 2.2(b): “provided, however, if the surviving company of such Change of Control or Corporate Transaction offers Employee continued employment at an equivalent level in terms of position, responsibility, compensation and benefits to that existing immediately prior to the Change in Control or Corporate Transaction and the successor entity or its parent assumes the contractual obligations with respect to the Restricted Stock, such risk of forfeiture shall not automatically lapse, but will lapse in accordance to the schedule set forth in paragraph 2.2(a).” Section 2.2(b) shall hereafter read in its entirety as follows:

“(b) The risk of forfeiture of the Restricted Stock shall lapse upon a Change in Control or Corporate Transaction (as each is defined in the Restricted Stock Agreement) as long as Employee remains employed by the Company during the period commencing thirty (30) days prior to the date of the Change of Control or Corporate Transaction.”

2.    Entire Agreement. This Amendment is the final, complete and exclusive agreement between the Parties relating to the subject matter hereof, and supersedes all prior or contemporaneous proposals, understandings, representations, warranties, promises and other communications, whether oral or written, relating to such subject matter. Unless specifically amended by this Amendment, all terms of the Employment Agreement remain unchanged and are in full force and effect. If any provision of the Employment Agreement, as amended by this Amendment, is held by a court of competent jurisdiction to be unenforceable for any reason, the remaining provisions hereof shall be unaffected and remain in full force and effect.

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

Glowpoint, Inc.

By:	/s/ Michael Brandofino	/s/ David W. Robinson
	Michael Brandofino	David W. Robinson
President and CEO